Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Youmi Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(a)	1,294,140	$0.10	$129,414.00		$17.87

Total Offering Amounts:							$129,414.00		17.87
Total Fees Previously Paid:									17.87
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Represents 1,294,140 shares of common stock being registered for resale by the selling stockholders named in the prospectus. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act. The proposed maximum offering price per share is based on the fixed resale price of $0.10 per share at which the selling stockholders may sell the shares until the common stock is quoted on the OTCQB Venture Market, if at all.